Exhibit 4.6

STOCKHOLDER LOCK-UP AGREEMENT

          THIS STOCKHOLDER LOCK-UP AGREEMENT (“Agreement”) is entered into as of January 14, 2003, by and between BORLAND SOFTWARE CORPORATION, a Delaware corporation (“Parent”), and DIETRICH CHARISIUS (“Stockholder”).

RECITALS

          A.     Parent, Targa Acquisition Corp. I, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), Targa Acquisition Corp. II, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub II”), TogetherSoft Corporation, a Delaware corporation (the “Company”), Peter Coad, as primary stockholders’ agent, and Kurt Jaggers, as secondary stockholders’ agent, have entered into an Agreement and Plan of Merger and Reorganization, dated as of October 29, 2002 (the “Merger Agreement”), which provides (subject to the conditions set forth therein) for the merger of Merger Sub I with and into the Company, immediately followed by the merger of the Company with and into Merger Sub II (the “Mergers”).

          B.     In order to induce Parent to consummate the Mergers and the other transactions contemplated by the Merger Agreement, Stockholder is entering into this Agreement.

          C.     Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Merger Agreement.

AGREEMENT

          The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1:                    CERTAIN DEFINITIONS.     For purposes of this Agreement:

          1.1  Capitalized terms not otherwise defined herein shall have the respective meanings assigned to such terms in the Merger Agreement.

          1.2  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

          1.3  “Expiration Date” shall mean the second anniversary of the Closing Date.

          1.4  “Parent Common Stock” shall mean the common stock, par value $0.01 per share, of Parent.

          1.5  “Person” shall mean any (i) individual, (ii) Entity or (iii) governmental authority.

          1.6  “Subject Securities” shall mean 100% of the shares of Parent Common Stock issued to Stockholder on the Closing Date.

          1.7  A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly:   (i) sells, grants an option with respect to, transfers or disposes of such security or any interest in such security or (ii) enters into an agreement or commitment contemplating the possible sale of, grant of an option with respect to, transfer, distribution of or disposition of such security or any interest therein, including without limitation, any hedging position.

SECTION 2:                    TRANSFER OF  SUBJECT  SECURITIES.     Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected; provided, however, that fifty percent (50%) of the Subject Securities shall be released from the restrictions provided in this Section 2 upon the first anniversary of the Closing Date. Notwithstanding the foregoing, Stockholder may make a Transfer of any of the Subject Securities (i) as a bona fide gift, (ii) either during his or her lifetime or on death by will or intestacy to his or her immediate family or to a trust, the beneficiaries of which are exclusively Stockholder and/or a member (or members) of his or her immediate family or (iii) with Parent’s prior written consent; provided, however,that prior to any such Transfer each transferee shall execute an agreement, satisfactory to Parent, pursuant to which each transferee shall agree to receive and hold such Subject Securities subject to the provisions hereof, and there shall be no further transfer except in accordance with the provisions hereof. For the purposes of this paragraph, “immediate family” shall mean spouse, lineal descendant, father, mother, brother or sister of the transferor. In addition, notwithstanding the foregoing, (a) if Stockholder is a corporation, the corporation may Transfer the Subject Securities to any wholly owned subsidiary or stockholder of such corporation; (b) if Stockholder is a partnership, the partnership may Transfer the Subject Securities to its partners; and (c) if Stockholder is a limited liability company, the limited liability company may Transfer the Subject Securities to its members; provided, however,that in any such case, it shall be a condition to the Transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further transfer of such shares except in accordance with this Agreement.

SECTION 3:                    MISCELLANEOUS

          3.1  Termination.   This Agreement shall terminate and shall have no further force or effect as of the earlier of (a) the date of valid termination of the Merger Agreement pursuant to Section 8 thereof or (b) the Expiration Date.

          3.2  Further Assurances.   Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such other actions, as Parent may reasonably request for the purpose of carrying out or evidencing any of the provisions of this Agreement.

          3.3  Expenses.   All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

          3.4  Notices.   Any notice or other communication required or permitted to be delivered to Stockholder or Parent under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Stockholder:

at the address set forth on the signature page hereof; and

if to Parent:

Borland Software Corporation
100 Enterprise Way
Scotts Valley, CA 95066
Attention: Keith E. Gottfried
Senior Vice President, Law and Corporate Affairs,
General Counsel, Corporate Secretary and Chief Legal Officer
Fax: (831) 431-4123

          3.5   Headings.   The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

          3.6   Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and which, when taken together, shall constitute one agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

          3.7   Governing Law; Venue.

                        (a)     This Agreement shall be construed in accordance with,  and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws thereof or of any other jurisdiction).

                        (b)     Any  legal  action  or  other  legal proceeding relating  to  this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the State of Delaware.  Each of the parties hereto:

                              (i)       expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware, in connection with any such legal proceeding;

                              (ii)      agrees that service of any process, summons, notice or document by U.S. mail addressed to him, her or it at the address set forth in Section 3.4 of this

Agreement shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

                              (iii)      agrees that each state and federal court located in the State of Delaware, shall be deemed to be a convenient forum; and

                              (iv)       agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that Stockholder is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or that the subject matter of this Agreement may not be enforced in or by such court.

Nothing contained in this Section 3.7 shall be deemed to limit or otherwise affect the right of a party hereto to commence any legal proceeding or otherwise proceed against the other party in any other forum or jurisdiction.

                        (c)     THE PARTIES IRREVOCABLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT.

          3.8   Successors and Assigns.   Except as provided in Section 2 hereof, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void.   Subject to the preceding sentence, this Agreement shall be binding upon Stockholder, his or her heirs, estate, executors and personal representatives and his, her or its successors and assigns, and shall inure to the benefit of Parent and its successors and assigns and any Person to whom any Subject Securities are transferred.  Nothing in this Agreement is intended to confer on any Person (other than Parent, Stockholder and their respective successors and assigns) any rights or remedies of any nature. Parent may not assign any or all of its rights under this Agreement to any other Person except in connection with the change of control of Parent or a sale of substantially all of Parent’s assets without obtaining the consent or approval of Stockholder.

          3.9   Remedies Cumulative; Specific Performance.   The rights and remedies of the parties hereto shall be cumulative (and not alternative).   Stockholder agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant, obligation or other provision set forth in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach.   Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 3.9, and Stockholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.   Nothing in this

Agreement shall limit any of Stockholder’s obligations under this Agreement, or the rights or remedies of Parent under the Merger Agreement or any agreement between Stockholder and Parent; and nothing in the Merger Agreement or such other agreement shall limit any of Stockholder’s obligations under this Agreement, or any of the rights or remedies of Parent under this Agreement. No breach on the part of Parent of any covenant or obligation contained in the Merger Agreement or any other agreement, which does not result in the termination of the Merger Agreement, shall limit or otherwise affect any obligation of Stockholder or any right or remedy of Parent under this Agreement.

          3.10   Waiver.

                    (a)     No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                    (b)     Parent shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

          3.11   Amendments.   This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Stockholder and Parent (or any successor to Parent).

          3.12   Severability.   If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then the remainder of this Agreement shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

          3.13   Entire Agreement.   This Agreement, the Merger Agreement and the other agreements entered into by Stockholder in connection with the transactions contemplated thereby constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, between the parties with respect thereto.

          3.14   Construction.

                    (a)     For purposes of this Agreement, whenever the context requires:    the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

                    (b)      The parties  agree that  any rule  of construction to  the  effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                    (c)      As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

                    (d)      Except as  otherwise  indicated,  all references  in this Agreement to “Sections” are intended to refer to Sections of this Agreement.

          IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be executed as of the date first written above.

BORLAND SOFTWARE CORPORATION

By:	/S/ FREDERICK A. BALL

Name:

Title:

STOCKHOLDER

Name:	/S/ DIETRICH CHARISIUS

Address:	[intentionally omitted]

Facsimile:	[intentionally omitted]